EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 31, 2003 with respect to the financial statements of Wells Capital, Inc. and our report dated January 31, 2003 with respect to the financial statements of Wells Real Estate Fund XIV, L.P. included in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-101463) and related Prospectus of Wells Real Estate Fund XIV, L.P. for the registration of 4,500,000 of its limited partnership units.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 6, 2003